Exhibit 21

COCA-COLA CONSOLIDATED, INC.
LISTING OF SUBSIDIARIES AS OF DECEMBER 31, 2025

	State or Other
	Jurisdiction	Date of
	of Incorporation	Incorporation		Ownership
Entity	or Organization	or Organization	Owned By	Percentage
CCBCC, Inc.	Delaware	12/20/1993	Coca‑Cola Consolidated, Inc.	100%
CCBCC Operations, LLC	Delaware	10/15/2003	Coca‑Cola Consolidated, Inc.	100%
Chesapeake Treatment Company, LLC	North Carolina	6/5/1995	CCBCC Operations, LLC	100%
Consolidated Beverage Co.	Delaware	1/8/1997	Coca‑Cola Consolidated, Inc.	100%
Consolidated Real Estate Group, LLC	North Carolina	1/4/2000	Coca‑Cola Consolidated, Inc.	100%
Heath Oil Co., Inc.	South Carolina	9/9/1986	CCBCC Operations, LLC	100%
Tennessee Soft Drink Production Company	Tennessee	12/22/1988	CCBCC Operations, LLC	100%
Equipment Reutilization Solutions, LLC	North Carolina	4/12/2010	CCBCC Operations, LLC	100%
Red Classic Services, LLC	North Carolina	11/19/2010	Coca‑Cola Consolidated, Inc.	100%
Red Classic Equipment, LLC	North Carolina	11/19/2010	Red Classic Services, LLC	100%
Red Classic Transportation Services, LLC	North Carolina	11/19/2010	Red Classic Services, LLC	100%
Red Classic Transit, LLC	North Carolina	11/19/2010	Red Classic Transportation Services, LLC	100%